                                                                   EXHIBIT 10.22


                              AMENDED AND RESTATED

                              LICENSE AND RESEARCH

                             COLLABORATION AGREEMENT

                                     BETWEEN

                               CORIXA CORPORATION

                                       AND

                                 GENQUEST, INC.

                                December 23, 1996

AMENDED AND RESTATED LICENSE AND RESEARCH
         COLLABORATION AGREEMENT ........................................1

RECITALS ................................................................1

ARTICLE 1 - DEFINITIONS .................................................1
   1.1   Affiliate ......................................................1
   1.2   Annual Management Plan .........................................2
   1.3   Call Option Agreement ..........................................2
   1.4   Co-Exclusive Field .............................................2
   1.5   Control ........................................................2
   1.6   Corixa Exclusive Field .........................................2
   1.7   Corixa Gene Discovery Know-how .................................2
   1.8   Corixa Gene Discovery Methodologies . ....... ...... ...........2
   1.9   Corixa Gene Product ............................................2
   1.10  Corixa Gene Product Know-how ...................................3
   1.11  Corixa Gene Product Patent .....................................3
   1.12  Corixa Know-how ................................................3
   1.13  Corixa Net Sales ...............................................3
   1.14  Corixa Option ..................................................3
   1.15  Corixa Research Patents ........................................3
   1.16  Corixa Technology ..............................................3
   1.17  Effective Date .................................................3
   1.18  Existing Corixa Know-how .......................................3
   1.19  Existing Corixa Patents ........................................4
   1.20  Existing Corixa Technology .....................................4
   1.21  Existing Third Party Agreements ................................4
   1.22  FDA ............................................................4
   1.23  Field ..........................................................4
   1.24  Fisher Methodology .............................................4
   1.25  Gene Product ...................................................4
   1.26  GenQuest Exclusive Field .......................................4
   1.27  GenQuest Gene Discovery Methodologies ..........................4
   1.28  GenQuest Gene Product ..........................................4
   1.29  GenQuest Gene Product Know-how .................................5
   1.30  GenQuest Gene Product Patent ...................................5
   1.31  GenQuest Know-how ..............................................5
   1.32  GenQuest Net Sales .............................................5
   1.33  GenQuest Option ................................................5
   1.34  GenQuest Patents ...............................................5
   1.35  GenQuest Technology ............................................6
   1.36  Identified .....................................................6
   1.37  IND ............................................................6
   1.38  Information ....................................................6
   1.39  Joint Patent ...................................................6

   1.40  Material Breach ................................................6
   1.41  Net Sales ......................................................6
   1.42  Patent .........................................................6
   1.43  Patent Costs ...................................................7
   1.44  Product ........................................................7
   1.46  Regulatory Exclusivity .........................................7
   1.47  Research Services Costs ........................................7
   1.48  Research .......................................................7
   1.49  Research Management Committee ..................................7
   1.50  Research Plan ..................................................7
   1.51  Research Term ..................................................7
   1.52  [***] ..........................................................8
   1.53  Secret .........................................................8
   1.54  Substantial ....................................................8
   1.55  Territory ......................................................8
   1.56  Third Party ....................................................8
   1.57  Vaccine ........................................................8

ARTICLE 2 - RESEARCH MANAGEMENT COMMITTEE ...............................8
   2.1 Research Management Committee ....................................8
   2.2 Responsibilities of Research Management Committee ................9
   2.3 Board Oversight of Plans; Annual Management Plan;
       Responsibility for Administrative Services .......................9

ARTICLE 3 - RESEARCH ....................................................10
   3.1 Collaborative Research ...........................................10
   3.2 Research Efforts and Expenses ....................................10

ARTICLE 4 - LICENSES ....................................................11
   4.1 License to Corixa; Limitation on Sublicense ......................11
   4.2 Licenses to GenQuest; Limitation on Sublicense ...................12
   4.3 Assignment or Sublicense to Affiliates ...........................13
   4.4 Existing Third Party Technology ..................................13
   4.5 Additional Technology ............................................14
   4.6 Internal Corixa Gene Discovery Research ..........................14
   4.7 Limitations ......................................................14

ARTICLE 5 - TRADEMARKS ..................................................14
   5.1 Trademarks .......................................................14

ARTICLE 6 - CORIXA ROYALTIES ............................................15
   6.1 Royalties ........................................................15
   6.2 Third Party Agreements ...........................................16
   6.3 Reporting and Payment of Royalties ...............................16
   6.4 Samples or Donations to Third Parties ............................16

ARTICLE 7 - GENQUEST ROYALTIES ..........................................16
   7.1 Royalties ........................................................16
   7.2 Third Party Agreements ...........................................16
   7.3 Reporting and Payment of Royalties ...............................16
   7.4 Samples or Donations to Third Parties ............................17

ARTICLE 8 - PAYMENTS; OTHER CONSIDERATION ...............................17
   8.1 FTE Reimbursement ................................................17
   8.2 Other Expenses ...................................................17
   8.3 Payment ..........................................................17

ARTICLE 9 - EQUITY ......................................................17

ARTICLE 10 - CONFIDENTIALITY ............................................17
  10.1 Confidentiality; Exceptions ......................................17
  10.2 Authorized Disclosure ............................................18
  10.3 Confidentiality Agreements with Employees ........................18

ARTICLE 11 - OWNERSHIP OF INTELLECTUAL PROPERTY AND
             PATENT RIGHTS ..............................................18
  11.1 Non-Gene Product Inventions Resulting from the Research ..........19
  11.2 Gene Product Inventions Resulting from the Research ..............19
  11.3 Grants to GenQuest ...............................................20
  11.4 GenQuest Responsibility for Patent Filings .......................20
  11.5 Back-Up Rights ...................................................21
  11.6 Enforcement and Defense Rights ...................................21
  11.7 Patent Costs .....................................................22
  11.8 Infringement of Third Party Patents ..............................22

ARTICLE 12 - REPRESENTATIONS, WARRANTIES AND COVENANTS ..................22
  12.1 Representations, Warranties and Covenants of Both Parties.........22
  12.2 Representations, Warranties and Covenants of GenQuest ............22
  12.3 Representations, Warranties and Covenants of Corixa ..............24

ARTICLE 13 - REPORTS, RECORDS AND PAYMENTS ..............................26
  13.1 Sharing of Information ...........................................26
  13.2 Record of Net Sales ..............................................26
  13.3 Records of Research Expenditures .................................26
  13.4 Publicity Review .................................................26
  13.5 Publications .....................................................27

ARTICLE 14 - TERM AND TERMINATION; CERTAIN OPTION RIGHTS ................27
   14.1 Term ............................................................27
   14.2 Termination for Material Breach .................................27
   14.3 Termination for Bankruptcy ......................................28
   14.4 Termination by GenQuest .........................................29

   14.5 Termination by Corixa ...........................................29
   14.6 Surviving Rights ................................................29
   14.7 Accrued Rights, Surviving Obligations ...........................29
   14.8 Certain Option Rights ...........................................30

ARTICLE 15 - INDEMNIFICATION AND LIMITATIONS; DISPUTE RESOLUTION ........30
   15.1 Indemnification by Corixa .......................................30
   15.2 Indemnification by GenQuest .....................................30
   15.3 Limited Liability ...............................................30
   15.4 Warranty Disclaimer .............................................31
   15.5 Dispute Resolution ..............................................31

ARTICLE 16 - MISCELLANEOUS ..............................................33
   16.1 Assignment to Non-Affiliates: Sale or Merger ....................33
   16.2 Force Majeure ...................................................33
   16.3 Further Actions .................................................33
   16.4 No Trademark Rights .............................................33
   16.5 Notices .........................................................33
   16.6 Governing Law ...................................................34
   16.7 Waiver ..........................................................35
   16.8 Severability ....................................................35
   16.9 Entire Agreement ................................................35
   16.10Certain Legal Fees ..............................................35
   16.11Waiver of Conflicts .............................................35

EXHIBITS
--------
Exhibit A         Call Option Agreement
Exhibit 1.19      Existing Corixa Patents
Exhibit 1.9       Exclusions from "Corixa Gene Product"
Exhibit 1.24      Fisher Methodology
Exhibit 3.1       Research Plan
Exhibit 4.4(a)    Corixa Third Party Agreements
Exhibit 4.4(b)    GenQuest Third Party Licenses with respect to the Fisher
                  Methodology
Exhibit 12.2(g)   GenQuest Gene Products

SCHEDULES
Schedule 3.2      Payments for Research Services
Schedule 12.2     GenQuest Schedule of Exceptions
Schedule 12.3     Corixa Schedule of Exceptions

                    AMENDED AND RESTATED LICENSE AND RESEARCH
                             COLLABORATION AGREEMENT


               THIS AMENDED AND RESTATED LICENSE AND RESEARCH COLLABORATION AGREEMENT (this "Agreement") is dated as of the 23rd day of December, 1996 (the "Execution Date") by and between GenQuest, Inc., a Delaware corporation having its principal place of business at 1124 Columbia Street, Suite 464, Seattle, Washington 98104 ("GenQuest") and Corixa Corporation, a Delaware corporation having its principal place of business at 1124 Columbia Street, Suite 464, Seattle, Washington 98104 ("Corixa").

                                    RECITALS

        A. Corixa and GenQuest are parties to that certain License and Research Collaboration Agreement dated February 2, 1996 (the "Prior Collaboration Agreement") pursuant to which Corixa and GenQuest agreed to collaborate in the discovery and characterization of novel genes through functional assays for treatment of cancer or pre-neoplastic cell proliferation diseases in humans and animals, with a view to developing technology and/or possible products for use and/or sale by the parties.

        B. Under the Prior Collaboration Agreement, Corixa obtained rights to use certain GenQuest proprietary technology to research and develop Vaccine products for the treatment of cancer and GenQuest obtained rights to use certain proprietary Corixa technology to research and develop non-Vaccine products for the treatment and diagnosis of cancer. Corixa and GenQuest also cross licensed certain inventions and/or discoveries to each other pursuant to the Prior Collaboration Agreement.

        C. Corixa and GenQuest each desire to continue such collaboration on modified terms and conditions, and in connection therewith, Corixa and GenQuest each desire to terminate the Prior Collaboration Agreement in its entirety and accept the rights and obligations created pursuant hereto in lieu of the rights and obligations created under the Prior Collaboration Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        The following terms shall have the following meanings as used in this
Agreement:

        1.1 "Affiliate" means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with GenQuest or Corixa. For the purposes of this definition, control means the direct or indirect ownership of (a) at least fifty percent (50%) or, if less than fifty percent (50%), the maximum percentage as allowed by applicable law, of the outstanding voting securities of such entity or (b) at least fifty percent (50%) of the decision making authority of such entity; provided, however, that neither Corixa nor GenQuest shall be deemed to be an Affiliate of the other for purposes of this Agreement.

        1.2 "Annual Management Plan" has the meaning assigned to it in Section
2.3 of the Agreement.

        1.3 "Call Option Agreement" means the Call Option Agreement dated as of the date hereof by and among GenQuest, Corixa and the investors in GenQuest listed on Exhibit A thereto (the "Call Option Agreement").

        1.4 "Co-Exclusive Field" means the treatment, prevention or diagnosis of diseases in humans, which diseases are not included in the GenQuest Exclusive Field or the Corixa Exclusive Field.

        1.5 "Control" means possession of the ability to grant a license or sublicense as provided for herein, without violating the terms of the license or other acquisition agreement, if any, pursuant to which a party hereto (or its Affiliates) acquired such subject matter.

        1.6 "Corixa Exclusive Field" means the treatment of disease (including but not limited to cancer and/or pre-neoplastic cell proliferation disease and/or infectious disease) in humans or animals through (a) the use of a Vaccine or (b) the use of ex vivo hematopoeitic cell therapy for adoptive immunotherapy.

        1.7 "Corixa Gene Discovery Know-how" means Information necessary or useful to practice any Corixa Gene Discovery Methodology that is within the Control of Corixa and is required to be disclosed to GenQuest pursuant to
Section 13.1 of this Agreement.

        1.8 "Corixa Gene Discovery Methodologies" shall mean all gene discovery methodologies invented or discovered by Corixa or its Affiliates during the Research Term or in-licensed by Corixa or its Affiliates during the Research Term, in each case to the extent the same is Controlled by Corixa.

        1.9 "Corixa Gene Product" means [***], which in each case are Controlled by Corixa or its Affiliates at any time until the date that is one (1) year after termination of the Research Term, including such inventions or discoveries made prior to the Effective Date (but excluding those items listed in Exhibit 1.9). Corixa Gene Product shall in no event be deemed to include any Corixa Gene Discovery Methodology.

        1.10 "Corixa Gene Product Know-how" means Information necessary or useful to practice Corixa Gene Products which (i) Corixa is required to disclose to GenQuest pursuant to the terms of Section 13.1 of this Agreement, and (ii) is within the Control of Corixa.

        1.11 "Corixa Gene Product Patent" means any Patent that comes into the Control of Corixa or its Affiliates with claims covering a Corixa Gene Product.

        1.12 "Corixa Know-how" means Information which (i) Corixa is required to disclose to GenQuest pursuant to the terms of Section 13.1 of this Agreement and
(ii) during the Research Term is within the Control of Corixa.

        1.13 "Corixa Net Sales" means the amount actually received by Corixa or an Affiliate, assignee or sublicensee of Corixa or a distributor, reseller or other entity in the distribution chain in connection with sales of Products or GenQuest Gene Products under this Agreement (other than GenQuest or its Affiliates) to a Third Party which intends to use and not resell the Product or GenQuest Gene Products, less the following, to the extent the same are credited or deducted by the buyer as a reduction of the invoiced amount: (i) discounts, including cash discounts, or rebates, retroactive price reductions or allowances actually allowed or granted from the billed amount, (ii) credits or allowances actually granted upon claims, rejections or returns of Products or GenQuest Gene Products, including recalls, regardless of the party requesting such, (iii) freight, postage, shipping and insurance charges paid for delivery of any Product or GenQuest Gene Product, to the extent billed, and (iv) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds; provided however, that Corixa Net Sales shall in no event include any amounts paid to Corixa by GenQuest as royalties under this Agreement or pursuant to Section 8 hereof. As used herein, "Products" and GenQuest Gene Products include products that incorporate Products or GenQuest Gene Products.

        1.14 "Corixa Option" has the meaning assigned to it in Section 14.8(a) of this Agreement.

        1.15 "Corixa Research Patents" means any Patent that comes into the Control of Corixa or its Affiliates with claims covering an invention or discovery other than a Corixa Gene Product made by Corixa during the Research; excluding, however, Joint Patents.

        1.16 "Corixa Technology" means the Corixa Know-how and Corixa Research Patents, collectively.

        1.17 "Effective Date" means January 1, 1996.

        1.18 "Existing Corixa Know-how" means Information necessary or useful to practice Existing Corixa Patents that (i) is within the Control of Corixa as of the Effective Date or (ii) comes into the Control of Corixa during the Research Term.

        1.19 "Existing Corixa Patents" means the patent applications and issued patent and invention disclosures (which are subsequently covered by patent applications and/or issued patents) set forth on Exhibit 1.19 hereto together with all divisionals, continuations, continuations-in-part, foreign counterparts thereof, all patents issuing on any of the foregoing and all registrations, re-issues, re-examinations and renewals thereof.

        1.20 "Existing Corixa Technology" means the Existing Corixa Know-how and the Existing Corixa Patents, collectively.

        1.21 "Existing Third Party Agreements" has the meaning assigned to it in
Section 4.4 of this Agreement.

        1.22 "FDA" has the meaning assigned to it in Section 4.1(c) of this Agreement.

        1.23 "Field" means the treatment, prevention or diagnosis of cancer or pre-neoplastic cell proliferation disease in humans or animals. [***].

        1.24 "Fisher Methodology" means the methodology for the discovery of genes that is the subject of the issued patents and/or patent applications set forth on Exhibit 1.24 and any additional patents and/or patent applications required to be disclosed by GenQuest to Corixa pursuant to Section 12.2(g) of this Agreement, and all divisionals, continuations, continuations-in-part, foreign counterparts thereof, all patents issuing on any of the foregoing and all registrations, reissue, re-examination or renewal thereof.

        1.25 "Gene Product" means the Corixa Gene Products and the GenQuest Gene Products, collectively.

        1.26 "GenQuest Exclusive Field" means that portion of the Field that is not included within the Corixa Exclusive Field.

        1.27 "GenQuest Gene Discovery Methodologies" means (i) the Fisher Methodology and (ii) all other gene discovery methodologies invented or discovered by GenQuest during the Research Term or in-licensed by GenQuest pursuant to Section 4.5 during the Research Term, in each case to the extent the same is Controlled by GenQuest.

        1.28 "GenQuest Gene Product" means [***] which in each case are Controlled by GenQuest or its Affiliates at any time until the date that is one
(1) year after termination of the Research Term, including all such inventions or discoveries made prior to the Effective Date. GenQuest Gene Product shall in no event be deemed to include any GenQuest Gene Discovery Methodology.

        1.29 "GenQuest Gene Product Know-how" means Information necessary or useful to practice GenQuest Gene Products which (i) (a) is in existence as of the Effective Date or (b) GenQuest is required to disclose to Corixa pursuant to the terms of Section 13.1 of this Agreement and (ii) is within the Control of GenQuest.

        1.30 "GenQuest Gene Product Patent" means any Patent that comes into the Control of GenQuest or its Affiliates with claims covering a GenQuest Gene Product.

        1.31 "GenQuest Know-how" means Information necessary or useful to practice any GenQuest Gene Discovery Methodology that is (i) in the Control of GenQuest as of the Effective Date or (ii) is required to be disclosed to Corixa pursuant to Sections 12.3 or 13.1 of this Agreement.

        1.32 "GenQuest Net Sales" means the amount actually received by GenQuest or an Affiliate, assignee or sublicensee of GenQuest or a distributor, reseller or other entity in the distribution chain in connection with sales of Corixa Gene Products under this Agreement (other than Corixa or its Affiliates) to a Third Party which intends to use and not resell the Corixa Gene Product, less the following, to the extent the same are credited or deducted by the buyer as a reduction of the invoiced amount: (i) discounts, including cash discounts, or rebates, retroactive price reductions or allowances actually allowed or granted from the billed amount, (ii) credits or allowances actually granted upon claims, rejections or returns of Corixa Gene Products, including recalls, regardless of the party requesting such, (iii) freight, postage, shipping and insurance charges paid for delivery of any Corixa Gene Product, to the extent billed, and
(iv) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds; provided, however, that GenQuest Net Sales shall in no event include amounts paid to GenQuest by Corixa as royalties under this Agreement. For purposes of determining "GenQuest Net Sales" under this Agreement, including Section 7.1 hereof, "Corixa Gene Product" shall include any products that incorporate Corixa Gene Products.

        1.33 "GenQuest Option" has the meaning assigned to it in Section 14.8(b) of this Agreement.

        1.34 "GenQuest Patents" means the Fisher Methodology and any Patent that comes into the Control of GenQuest or its Affiliates with claims covering an invention or discovery made by GenQuest (other than a GenQuest Gene Product or GenQuest Gene Product Know-how) during the Research; excluding, however, Joint Patents.

        1.35 "GenQuest Technology" means the GenQuest Know-how and GenQuest Patents, collectively.

        1.36 "Identified" shall mean that the GenQuest Know-how, GenQuest Gene Product Know-how, Existing Corixa Know-how, Corixa Know-how, Corixa Gene Discovery Know-how or Corixa Gene Product Know-how, as the case may be, is described or recorded in this Agreement, or as an Exhibit or Schedule hereto, or in a separate document or recorded in any other definable form, at the latest when such know-how is transferred or disclosed pursuant to the disclosure obligations set forth in Section 13.1, such that the separate document or other record can be made available if the need arises.

        1.37 "IND" has the meaning assigned to it in Section 4.1(c) of this Agreement.

        1.38 "Information" shall mean present and future techniques, inventions and/or discoveries, practices, methods, knowledge, know-how, skill, test data and software encoding the same, including biological materials, pharmacological, toxicological and clinical test data, sequence data, analytical and quality control data, marketing, pricing, cost, sales and manufacturing data.

        1.39 "Joint Patent" means any Patent the subject of which is an invention jointly invented by the parties other than a GenQuest Gene Product or Corixa Gene Product during the Research. Inventorship shall be determined under the laws of the jurisdiction in which the Patent was filed.

        1.40 "Material Breach" means:

               (a) with respect to GenQuest, a material breach of GenQuest's obligations under Article 7, Article 8, Article 10, Article 11 or Article 13, or Sections 3.1, 3.2, the first sentence of 4.5, 4.6, 4.7, 12.1, 12.2, 14.8, 15.2, or 16.1 of this Agreement or a material breach of that certain Administrative Services and Management Agreement between Corixa and GenQuest of even date herewith, which breach is not cured within ninety (90) days of written notice thereof from Corixa; and

               (b) with respect to Corixa, a material breach of Corixa's obligations under Article 6, Article 9, Article 10, Article 11 or Article 13, or Sections 2.3, 3.1, 3.2, the first sentence of 4.5, 4.6, 4.7, 12.1, 12.3, 14.8,
15.1, or 16.1 of this Agreement or a material breach of that certain Administrative Services and Management Agreement between Corixa and GenQuest of even date herewith, which breach is not cured within ninety (90) days of written notice thereof from GenQuest.

        1.41 "Net Sales" means Corixa Net Sales and/or GenQuest Net Sales, as applicable.

        1.42 "Patent" means any patent application or issued patent, including all divisionals, continuations, continuations-in-part, foreign counterparts thereof, all patents issuing on any of the foregoing and all registrations, reissue, re-examination or renewal thereof, in each case to the extent the same claims and discloses an invention [***].

        1.43 "Patent Costs" means the reasonable fees and expenses paid to outside legal counsel and other Third Parties, and filing and maintenance expenses, incurred in connection with the establishment and maintenance of Patent rights licensed under this Agreement, including costs of interference proceedings with respect to the Patents, but specifically excluding expenses related to litigation, including, without limitation, any expenses related to the enforcement or defense of any such Patent right.

        1.44 "Product" means any product developed by either GenQuest or Corixa subsequent to the Effective Date and covered by or incorporating, including or developed using GenQuest Technology, Corixa Technology, Joint Patents, Existing Corixa Technology, Corixa Gene Products and/or GenQuest Gene Products, as the case may be; provided, however, that GenQuest Gene Products shall not be deemed "Products" for the purposes of this definition or the royalties payable pursuant to Articles 6.1(a) of this Agreement.

        1.45 [Intentionally Omitted]

        1.46 "Regulatory Exclusivity" means the designation of a Product developed by Corixa or GenQuest, as the case may be, as an orphan drug by the FDA under the Orphan Drug Act, 21 C.F.R. Section 316.27, or any other regulatory designation in a country that provides regulatory exclusivity equivalent to the FDA's orphan drug designation.

        1.47 "Research Services Costs" shall mean the price of the services provided by Corixa to be paid by GenQuest pursuant to Sections 8.1 and 8.2.

        1.48 "Research" means all research activities performed by or for the parties during the Research Term pursuant to the Research Plan. Any research performed by either party other than during the Research Term and directly pursuant to the Research Plan shall not be deemed to constitute "Research" for purposes of this Agreement.

        1.49 "Research Management Committee" has the meaning assigned in Article 2.

        1.50 "Research Plan" has the meaning assigned in Section 3.1.

        1.51 "Research Term" means the period commencing on the Effective Date and ending on the first to occur of (i) termination of this Agreement or the Research Term by either party pursuant to the terms of this Agreement or (ii) December 23, 1999 (unless extended in writing by mutual agreement of the parties).

        1.52 "[***]" means the technology covered by United States Patent Application Serial No. [***], filed [***].

        1.53 "Secret" means that the GenQuest Know-how, GenQuest Gene Product Know-how, Existing Corixa Know-how, Corixa Know-how, Corixa Gene Discovery Know-how or Corixa Gene Product Know-how, as the case may be, as a body or in the precise configuration and assembly of its components, is not generally known or easily accessible at the time first learned, so that its value is readily definable [***].

        1.54 "Substantial" means that the GenQuest Know-how, GenQuest Gene Product Know-how, Existing Corixa Know-how, Corixa Know-how, Corixa Gene Discovery Know-how or Corixa Gene Product Know-how, as the case may be, includes information which is of importance for the whole or a significant part of (i) a manufacturing process, or (ii) a product or service, or (iii) for the discovery or development thereof, and excludes information which is trivial. [***].

        1.55 "Territory" means the entire world.

        1.56 "Third Party" means any person or entity other than GenQuest or Corixa or their respective Affiliates.

        1.57 "Vaccine(s)" means the administration of [***], for the primary purpose and effect of eliciting [***] immune response directed to [***] contained therein. [***].

                                    ARTICLE 2
                          RESEARCH MANAGEMENT COMMITTEE


        2.1 Research Management Committee. Upon the Effective Date of this Agreement, a Research Management Committee shall be created and such Research Management Committee shall remain in existence for the Research Term. The Research Management Committee shall be comprised of four (4) individuals, two
(2) individuals being appointed and replaced by GenQuest and two (2) individuals being appointed and replaced by Corixa. In addition, each party shall have the right to send additional representatives to meetings of the Research Management Committee from time to time for the purpose of observing such committee meetings. The initial GenQuest appointees shall be Paul Fisher and Neil Goldstein and the initial Corixa appointees shall be Mark McDade and Steve Reed. Either Corixa or GenQuest may replace their respective appointee(s) upon prior written notice to the other party, subject to the reasonable approval of the other party. Any changes to the size of the Research Management Committee must be made by unanimous vote of the Board of Directors of GenQuest. The Research Management Committee shall meet at least quarterly to review matters relating to the Research. All actions by the Research Management Committee shall require unanimity. The Board of Directors of GenQuest (by a vote of sixty-six and two thirds percent (66 2/3%) of such directors) shall have the right to cast a deciding vote to finally resolve any issues with respect to which the Research Management Committee is unable to agree unanimously. Meetings of the Research Management Committee may be called by either party on ten (10) days written notice to the other unless such notice is waived by the parties in writing or by the attendance of all representatives at such meeting. The Research Management Committee may be convened, polled or consulted from time to time by means of telecommunication or correspondence.

        2.2 Responsibilities of Research Management Committee. The purpose of the Research Management Committee is to oversee and coordinate the day-to-day activities of the Research in accordance with the Research Plan. The Research Management Committee shall therefore have the authority to plan, budget, monitor, direct and evaluate all Research activities and results. In addition, the Research Management Committee shall periodically review the status of the Research to determine its continued scientific viability.

               The Research Management Committee shall review and, if applicable, revise, the Research Plan for each year of the Research. The Research Management Committee shall also evaluate the results of the Research and discuss information related to the Research. The Research Management Committee shall summarize the progress of the Research in a report to the GenQuest Board of Directors at least twice during each calendar year.

        2.3 Board Oversight of Plans; Annual Management Plan; Responsibility for Administrative Services. The Board of Directors of GenQuest shall oversee the activities of the Research as well as the Research Services (as defined in Section 3) and Administrative Services (as defined below) in accordance with the Research Plan and that certain Administrative Services and Management Agreement dated as of the date hereof by and between Corixa and GenQuest (the "Administrative Services Agreement"), respectively. The Board of Directors shall periodically review the status of the Research to determine its continued scientific and commercial viability.

               The administrative and management services to be performed by Corixa for and on behalf of GenQuest ("Administrative Services") and the amounts and timing of the payments therefor payable by GenQuest are described in the Administrative Services Agreement. Corixa and GenQuest agree that the Administrative Services Agreement shall govern Corixa's performance of the Administrative Services until the termination of such Administrative Services Agreement in accordance with Section 5 thereof.

                                    ARTICLE 3
                                    RESEARCH

        3.1 Collaborative Research. GenQuest and Corixa agree that they shall conduct the Research on a collaborative basis during the Research Term in accordance with and to the goals set forth in the Research Plan attached hereto as Exhibit 3.1 (the "Research Plan"), as updated from time to time by the Research Management Committee. The Research Plan shall (i) specify scientific objectives and research milestones, (ii) allocate research responsibilities and the location at which such research shall take place, (iii) set forth the research to be conducted by Corixa and GenQuest, respectively, as part of the Research (the "Research Services"), (iv) set forth the Research Services Costs payable by GenQuest to Corixa in exchange for such Research Services in accordance with Article 8 below, (v) establish a timeline for the Research consistent with the objectives of the parties and (vi) set forth such other salient information with respect to the Research as the parties deem appropriate. Subject to Section 3.2 and Article 8 below, the Research Management Committee shall update the Research Plan, including without limitation the Research Services Costs, on or before each anniversary of the Effective Date during the Research Term. In the course of conducting such Research, Corixa and/or GenQuest, as appropriate, may contract with and make payments to Third Parties for Research in accordance with the Research Plan; provided, however, that any such Third Parties shall be subject to appropriate confidentiality provisions to be agreed upon by the parties and provided, further that in no event shall the Corixa Gene Discovery Methodologies or the GenQuest Gene Discovery Methodologies, or any Information comprising either, be disclosed by the licensee hereunder of such Methodologies to, or used by, such Third Parties in the course of such Research.

        3.2 Research Efforts and Expenses.

               (a) During the Research Term, the parties shall maintain scientific staff, laboratories, offices and other facilities appropriate and necessary to carry out the Research Plan in accordance with the terms of the Research Plan and shall expend reasonable diligent efforts to achieve the objectives of the Research Plan. Each of the parties shall keep detailed records of its Research expenditures in accordance with Section 13.3 hereof and shall deliver to the other party, on a quarterly basis, a report of such expenditures.

               (b) Corixa shall use its best efforts to perform the Research Services set forth in the Research Plan. In that connection, during the Research Term, Corixa agrees to dedicate to the performance of the Research at least the number of full-time equivalent person-years ("FTEs") per year set forth in
Schedule 3.2. It is understood that the FTEs assigned to the Research shall be qualified scientists or experts as is required for work to be conducted under the Research. Corixa shall keep contemporaneous written records of FTEs allocated to the Research such as payroll records, time sheets or equivalent. In addition, to further the purposes of the Research, during the Research Term each party may, at its own cost, provide certain of its employees to work or meet from time to time at the other party's facilities, subject to approval by the Research Management Committee; provided, however, that any such employees shall be subject to appropriate confidentiality provisions to be agreed upon by the parties.

                                    ARTICLE 4
                                    LICENSES


        4.1 Licenses to Corixa; Limitations on Sublicense.

               (a) Subject to all of the terms and conditions of this Agreement, including, without limitation, the royalty provisions of Section 6.1, GenQuest hereby grants to Corixa (i) a worldwide, sublicensable, exclusive license to GenQuest Technology, Corixa Technology and Joint Patents for any use or purpose in the Corixa Exclusive Field in the Territory and (ii) a worldwide, sublicensable, non-exclusive license to Corixa Technology and Joint Patents for any use or purpose outside of the Corixa Exclusive Field and the GenQuest Exclusive Field in the Territory. As used in this Agreement (including in Section 4.2 and 11.3 below), a license "for any purpose" includes, without limitation, the right to research, make, have made, use, import, sell, have sold and otherwise distribute. The license set forth in this paragraph shall terminate on the date one (1) year after the Research Term, unless earlier terminable pursuant to Article 14 of this Agreement.

               (b) Subject to all of the terms and conditions of this Agreement, including without limitation the royalty provisions of Section 6.1, contingent upon Corixa exercising its Corixa Option pursuant to Section 14.8(a) hereof with respect to any particular GenQuest Gene Product, GenQuest hereby grants to Corixa a worldwide, sublicensable, exclusive license to research, make, have made, use, import, sell, have sold and otherwise distribute such GenQuest Gene Product in the Corixa Exclusive Field under any Patent containing claims covering such GenQuest Gene Product and Controlled by GenQuest and any GenQuest Gene Product

Know-how related to such GenQuest Gene Product. Unless this license is terminated pursuant to the next succeeding sentence of this paragraph or explicitly terminable pursuant to Article 14 of this Agreement, the license granted under this Section 4.1(b) shall become non-exclusive on a country-by-country and product-by-product basis on the later of (i) the expiration of the last to expire Patent covering that particular GenQuest Gene Product or (ii) ten (10) years from the date of the first commercial sale of a product consisting of or incorporating such GenQuest Gene Product by either party. Such license shall also terminate with respect to any particular GenQuest Gene Product discovered outside the Research Plan at any time or after the termination of the Research Term, as applicable, in the event Corixa has not (itself or through an Affiliate or Third Party), within five (5) years after the termination of the Research Term, either (x) entered into a collaboration with a corporate partner pursuant to which such corporate partner has agreed to pay material consideration to Corixa in exchange for the right to develop, or fund further research and development of, such GenQuest Gene Product for one or more applications or (y) filed with the United States Food and Drug Administration ("FDA") (or its equivalent in another country) an application to undertake clinical trials for or to market, or actually markets, a product based on or incorporating such GenQuest Gene Product. If the requirements of (x) or (y) above have been satisfied with respect to a particular GenQuest Gene Product, the same shall be deemed satisfied for all GenQuest Gene Products that are either (a) a variant of such GenQuest Gene Product or (b) one of the variations set forth in the definition of GenQuest Gene Product.


               (c) Notwithstanding Sections 4.1(a) and 4.1(b) above, in no event shall any GenQuest Gene Discovery Methodology, or any Information associated therewith, be sublicensable by Corixa or its Affiliates.

        4.2 License to GenQuest; Limitation on Sublicense.

               (a) Subject to all of the terms and conditions of this Agreement, Corixa hereby grants to GenQuest a royalty-free, perpetual, sublicensable, exclusive, worldwide license under the Existing Corixa Technology for any use or purpose in the GenQuest Exclusive Field in the Territory; provided, however, that Corixa expressly reserves the right to use such Existing Corixa Technology solely for research purposes in all fields during the period ending on the date that is one (1) year after termination of the Research Term. As used herein, a license "for any purpose" includes, without limitation, the right to research, make, have made, use, sell, have sold and otherwise distribute. Notwithstanding the foregoing, in the event Corixa deems it necessary or useful to include in a Corixa collaboration with a Third Party rights to the [***] in the GenQuest Exclusive Field, GenQuest agrees, at the request of Corixa, to negotiate in good faith and for up to ninety (90) days with such Third Party for a co-exclusive license to the [***] in the GenQuest Exclusive Field provided that, subject to
Section 4.2(d) below, the foregoing shall in no event be deemed to preclude GenQuest from entering into any agreement with a Third Party.

               (b) Subject to all of the terms and conditions of this Agreement, including without limitation the royalty provisions of Section 7.1, contingent upon GenQuest exercising its GenQuest Option pursuant to Section 14.8(b) hereof with respect to any particular Corixa Gene Product, Corixa hereby grants to GenQuest (i) a sublicensable, worldwide, exclusive license to research, make, have made, use, import, sell, have sold and otherwise distribute such Corixa Gene

Product in the GenQuest Exclusive Field and (ii) a sublicensable, worldwide, non-exclusive license to research, make, have made, use, import, sell, have sold and otherwise distribute such Corixa Gene Product in the Co-Exclusive Field, each under any Patent with claims covering such Corixa Gene Product and Controlled by Corixa and any Corixa Gene Product Know-how related to such Corixa Gene Product. Unless this license is terminated pursuant to the next succeeding sentence of this paragraph or explicitly terminable pursuant to Article 14 of this Agreement, the license granted under this Section 4.2(b) shall become non-exclusive on a country-by-country and product-by-product basis on the later of (i) the expiration of the last to expire Patent covering that particular Corixa Gene Product or (ii) ten (10) years from the date of the first commercial sale of a product consisting of or incorporating such Corixa Gene Product by either party. Such license shall also terminate with respect to any particular Corixa Gene Product discovered outside the Research Plan at any time or after the termination of the Research Term, as applicable, in the event GenQuest has not (itself or through an Affiliate or Third Party), within five (5) years after the termination of the Research Term, either (x) entered into a collaboration with a corporate partner pursuant to which such corporate partner has agreed to pay material consideration to GenQuest in exchange for the right to develop, or fund further research and development of, such Corixa Gene Product for one or more applications or (y) filed with the FDA (or its equivalent in another country) an application to undertake clinical trials for or to market, or actually markets a product based on or incorporating such Corixa Gene Product. If the requirements or (x) or (y) above have been satisfied with respect to a particular Corixa Gene Product, the same shall be deemed satisfied for all Corixa Gene Products that are either (a) a variant or derivative of such Corixa Gene Product or (b) one of the variations set forth in the definition of Corixa Gene Product or a derivative thereof.


               (c) Subject to all of the terms and conditions of this Agreement, Corixa hereby grants to GenQuest (i) a royalty-free, exclusive, worldwide license to any Corixa Gene Discovery Methodology for any use or purpose in the GenQuest Exclusive Field in the Territory and (ii) a royalty-free, non-exclusive license to any Corixa Gene Discovery Methodology invented or discovered by Corixa during the Research for any use or purpose outside the Corixa Exclusive Field and the GenQuest Exclusive Field under any Patent with claims covering such Corixa Gene Discovery Methodology and Controlled by Corixa and any know-how necessary to practice such Corixa Gene Discovery Methodology; provided, however, that Corixa expressly reserves the right to use all such Corixa Gene Discovery Methodology solely for research purposes in all fields. The license granted and reservation of rights taken under this Section 4.2(c) shall expire on a country-by-country basis on the expiration of the last to expire Patent with claims covering such Corixa Gene Discovery Methodology.

               (d) Notwithstanding Sections 4.2(a), 4.2(b) and 4.2(c) above, in no event shall any Corixa Gene Discovery Methodology or the [***], or any Information associated with either, be sublicensable by GenQuest.

        4.3 Assignment or Sublicense to Affiliates. Either party may assign or sublicense any of its rights or obligations under this Agreement to any Affiliate; provided, however, that (i) such Affiliate agrees in writing to be bound by all of the terms and conditions of this Agreement and (ii) such assignment shall not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement.

        4.4 Existing Third Party Technology. The licenses granted herein include sublicenses under technology which has been or will be licensed by the respective parties from certain Third Parties. Exhibit 4.4(a) sets forth a true and complete list of all the Third Party licenses with respect to the Existing Corixa Patents as well as sponsored research agreements and options related thereto in existence as of the Effective Date and applicable to the Research, as agreed to by the parties (the "Corixa Third Party Agreements"). Exhibit 4.4(b) sets forth a true and complete list of all the Third Party licenses with respect to the Fisher Methodology as well as sponsored research agreements and options related thereto in existence as of the Effective Date and applicable to the Research, as agreed to by the parties (the collectively with the Corixa Third Party Agreements, the "Existing Third Party Agreements").

        4.5 Additional Technology. During the Research Term, if either party believes that technology related to the subject matter of the Research that is Controlled by such party or a Third Party ("Additional Technology") would be valuable or necessary to the Research in the Field hereunder, such party shall present such technology, along with a written report with respect thereto, to the Research Management Committee. The Research Management Committee shall then determine whether licenses to, and/or acquisitions of, such Additional Technology shall be made, the party that shall approach and negotiate with any Third Parties and the terms of any agreements with any Third Parties, including, without limitation, payments for sponsored research. No such Third Party license and/or acquisition shall be effective with respect to the other party unless and until such other party has specifically agreed in writing to abide by the applicable terms and conditions of any such license and/or acquisition (other than payment terms, which are provided for in Sections 6.2 and 7.2 below). It is understood and agreed that with respect to all Additional Technology, Corixa's rights shall be limited to the Corixa Exclusive Field and GenQuest's rights shall be limited to the GenQuest Exclusive Field. Notwithstanding the foregoing, this Section 4.5 shall not be deemed to preclude either party from acquiring Additional Technology.

        4.6 Internal Corixa Gene Discovery Research. During the Research Term, Corixa agrees that in the event Corixa elects to conduct research with respect to cancer gene discovery [***] on its own behalf ("Internal Corixa Gene Discovery Research"), such research shall [***].

        4.7 Limitations. To the extent permitted by law, neither GenQuest nor Corixa shall sell Products that are subject to any licenses granted hereunder to any Affiliate or Third Party if the selling party in good faith believes that the Product(s) in question shall be resold or used in violation of the commercialization arrangements set forth in this Agreement. Each party shall use reasonable efforts to correct such violations and to prevent any future violations by Third Parties.

                                    ARTICLE 5
                                   TRADEMARKS

        5.1 Trademarks. Each of GenQuest and Corixa shall be responsible for prosecution and/or maintenance of any trademark used by such party with respect to Products.

                                    ARTICLE 6
                                CORIXA ROYALTIES

        6.1 Royalties.

               (a) On annual Corixa Net Sales of Products that are made or sold in countries where (i) claims of any Corixa Research Patent or GenQuest Patent or Joint Patent covering such Product (x) are issued or (y) have been pending less than [***] from the later of the Effective Date or the date of filing of such claim or (ii) such Product has received Regulatory Exclusivity, Corixa shall pay to GenQuest a royalty of [***] on annual Net Sales of such Product (the "Corixa Patent Royalty"); provided, however, that royalty shall be reduced to be equal to [***] of the net royalty payable to Corixa by [***] pursuant to Section [***] of that certain [***] Agreement dated [***] between Corixa [***] (the "[***] Agreement") for Corixa Net Sales of such Products made pursuant to the [***] Agreement (and for which [***] is obligated to pay a royalty to Corixa pursuant to the [***] Agreement). The obligation to pay royalties under this subsection 6.1(a) shall expire on a country-by-country and product-by-product basis on the later of (i) the expiration of the last to expire GenQuest Patent, Corixa Research Patent or Joint Patent with claims covering such Product or (ii) [***] from the date of the first commercial sale of such Product by Corixa in such country. As used herein and in Section 6.1(b), it is understood that "net" royalty shall mean the royalty actually received by Corixa, less any portion of such royalty paid by Corixa to a Third Party pursuant to an agreement under which Corixa acquired rights to technology incorporated into such Product.

               (b) If Corixa has actually received and uses Information Controlled by GenQuest or Corixa in any Product, which Information Controlled by GenQuest is Secret, Substantial and has been Identified by GenQuest, on annual Corixa Net Sales of such Product in any country, Corixa shall pay the percentage royalty rates specified in subparagraph 6.1(a) above where (x) a patent application for a Corixa Research Patent and/or a GenQuest Patent and/or a Joint Patent with claims covering such Product has been pending more than [***] from the later of the Effective Date or the date of filing of such claim, and no patent with claims covering such Product has issued or (y) no patent application with claims covering such Product has been filed in the country of sale (the "Corixa Know-how Royalty"). Royalties under this subparagraph 6.1(b) shall expire, on a country-by-country and product by product basis, [***] after first launch of such a Product by Corixa in any such country. The Corixa Know-how Royalty shall not apply to Corixa Net Sales of GenQuest Gene Products, which shall be solely governed by Section 6.1(c) of this Agreement.

               (c) On annual Corixa Net Sales of GenQuest Gene Products made or sold in countries where (i) current claims of any patent or patent application covering any GenQuest Gene Product (x) are issued or (y) have been pending less than [***] from the later of the Effective Date or the date of filing of such claim or (ii) such GenQuest Gene Product has received Regulatory Exclusivity, Corixa shall pay to GenQuest a royalty of [***] on annual Corixa Net Sales of each product incorporating or consisting of any GenQuest Gene Product (the "Corixa Gene Patent Royalty"); provided, however, that royalty shall be reduced to be equal to [***] of the net royalty payable to Corixa by [***] pursuant to

Section [***] of the [***] Agreement for Corixa Net Sales of such GenQuest Gene Products made pursuant to the [***] Agreement (and for which [***] is obligated to pay a royalty to Corixa pursuant to the [***] Agreement). The obligation to pay royalties under this Section 6.1(c) shall expire on a country-by-country and product-by-product basis on the later of (i) the expiration of the last to expire of any patent with claims covering such GenQuest Gene Product or (ii) [***] from the date of the first commercial sale of such GenQuest Gene Product by Corixa in such country.

        6.2 Third Party Agreements. Corixa acknowledges that it has reviewed that certain [***] Agreement between [***] and [***] dated [***] (the "[***] License Agreement") pursuant to which Corixa receives a sublicense under this Agreement. Corixa agrees to abide, or cause its Affiliates or sublicensees to abide, by the terms and conditions of the [***] License Agreement, as may be amended from time to time, or any agreements applicable to Additional Technology and applicable to sublicensees thereunder. Corixa will pay all amounts payable under the [***] License Agreement and any other agreements with Third Parties under which Corixa acquires Additional Technology, in each case by reason of the exercise by Corixa, its Affiliates or sublicensees of the licenses granted hereunder with respect to the Corixa Exclusive Field. GenQuest will pay all amounts payable under the [***] License Agreement and any other agreements with Third Parties under which GenQuest acquires Additional Technology, in each case by reason of the exercise by GenQuest, its Affiliates or sublicensees of the licenses granted hereunder with respect to the GenQuest Exclusive Field.

        6.3 Reporting and Payment of Royalties. Corixa shall deliver to GenQuest within ninety (90) days after the end of each calendar quarter a written account, including quantities, of Corixa's and Corixa's Affiliates' and sublicensees' sales subject to royalty payments hereunder and the amount of the royalty payment due to GenQuest for such calendar quarter. When Corixa delivers the accounting to GenQuest, Corixa shall also deliver all royalty payments due to GenQuest for such calendar quarter. Such royalties shall be calculated on the Corixa Net Sales in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars on the basis of the currency exchange rate published in the Wall Street Journal or comparable newspaper of international circulation on the last business day of such calendar quarter. In the event of Corixa Net Sales being made in a currency as to which conversion into U.S. Dollars is then blocked, Corixa shall make payment to GenQuest in such local currency in a bank account designated by GenQuest. Corixa shall withhold any taxes on such royalties required by law. Corixa shall use reasonable diligent efforts to reduce such withholdings to the greatest extent possible. Any refunds or rebates of taxes paid by Corixa on behalf of GenQuest shall be remitted promptly by Corixa to GenQuest. Royalty payments not made by Corixa within the ninety (90) day period set forth above shall accrue interest at the annual rate of [***], compounded annually.

        6.4 Samples or Donations to Third Parties No royalties shall accrue on the disposition of reasonable quantities of Products and Gene Products by Corixa for no consideration as samples or donations to Third Parties; provided, however, that such quantities shall not exceed [***] of the total number of units of Products or Gene Products, respectively, dispensed by Corixa, whether by sale or otherwise, during any particular quarter.

                                    ARTICLE 7
                               GENQUEST ROYALTIES


        7.1 Royalties. On annual GenQuest Net Sales of Corixa Gene Products invented or discovered after termination of the Research Term that are made or sold in countries where current claims of any Patent covering Corixa Gene Products (x) are issued or (y) have been pending less than seven (7) years from the later of the Effective Date or the date of filing of such claim or (ii) such Corixa Gene Product has received Regulatory Exclusivity, GenQuest shall pay to Corixa a royalty of [***] on annual GenQuest Net Sales of each product incorporating or consisting of any Corixa Gene Product (the "GenQuest Gene Patent Royalty"). The obligation to pay royalties under this subsection 7.1(a) shall expire on a country-by-country and product-by-product basis on the later of (i) expiration of the last to expire of any Patent with claims covering such Corixa Gene Product or (ii) ten (10) years from the date of the first commercial sale of such a Corixa Gene Product by GenQuest in such country.

        7.2 Third Party Agreements.

               (a) GenQuest acknowledges that it has reviewed each Corixa Third Party Agreement set forth on Exhibit 4.4(a) pursuant to which it shall receive a sublicense under this Agreement. GenQuest agrees to abide, or cause its Affiliates or sublicensees to abide, by the terms and conditions of each such Corixa Third Party Agreement, and any agreements applicable to Additional Technology and applicable to sublicensees thereunder. GenQuest will pay all amounts payable under all agreements with Third Parties under which GenQuest acquires Additional Technology, in each case by reason of the exercise by GenQuest, its Affiliates or sublicensees of the licenses granted hereunder with respect to the GenQuest Exclusive Field. Corixa will pay all amounts payable under all agreements with Third Parties under which Corixa acquires Additional Technology, in each case by reason of the exercise by Corixa, its Affiliates or sublicensees of the licenses granted hereunder with respect to the Corixa Exclusive Field

        7.3 Reporting and Payment of Royalties. GenQuest shall deliver to Corixa within ninety (90) days after the end of each calendar quarter a written account, including quantities, of GenQuest's and GenQuest's Affiliates' and sublicensees' sales subject to royalty payments hereunder and the amount of the royalty payment due to Corixa for such quarter. When GenQuest delivers the accounting to Corixa, GenQuest shall also deliver all royalty payments due to Corixa for such calendar quarter. Such royalties shall be calculated on the GenQuest Net Sales in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars on the basis of the currency exchange rate published in the Wall Street Journal or comparable newspaper of international circulation on the date such royalty payment is due to be made to Corixa. In the event of GenQuest Net Sales being made in a currency as to which conversion into U.S. Dollars is then blocked, GenQuest shall make payment to Corixa in such local currency in a bank account designated by Corixa. GenQuest shall withhold any taxes on such royalties required by law. GenQuest shall use reasonable diligent efforts to reduce such withholdings to the greatest extent possible. Any refunds or rebates of taxes paid by GenQuest on behalf of Corixa shall be remitted promptly by Corixa to GenQuest. Royalty payments not made by GenQuest within the ninety (90) day period set forth above shall accrue interest at the annual rate of [***], compounded annually.

        7.4 Samples or Donations to Third Parties. No royalties shall accrue on the disposition of reasonable quantities of Products or Gene Products by GenQuest for no consideration as samples or donations to Third Parties; provided, however, that such quantities shall not exceed [***] of the total number of units of Products or Gene Products, respectively, dispensed by GenQuest, whether by sale or otherwise, during any particular quarter.

                                    ARTICLE 8
                          PAYMENTS; OTHER CONSIDERATION

        8.1 FTE Reimbursement. During the Research Term, GenQuest shall pay Corixa the amounts set forth on Schedule 3.2 hereto; provided, however, that the parties agree that in no event shall the amount paid to Corixa per quarter to Corixa be less than such amounts without Corixa's prior written consent, provided that Corixa has applied to the Research at least the number of FTEs set forth in Schedule 3.2. It is understood that, except as provided in Section 8.2 below, the FTE costs to be paid under this Section 8.1 include all costs to be reimbursed to Corixa with respect to Corixa's performance of its responsibilities under the Research Plan.

        8.2 Other Expenses. In addition to the funding for the Corixa FTEs performing the Research pursuant to Section 8.1, GenQuest shall reimburse Corixa, within thirty (30) days from receipt of an invoice, for other expenses, if any (i) expressly provided for in the applicable Research Plan, and (ii) incurred by Corixa in performing the Research in accordance with such Research Plan.

        8.3 Payment. GenQuest shall pay to Corixa quarterly in advance the amounts provided for in Sections 8.1 above, not later than January 1, April 1, July 1 and October 1 of each year during the Research Term; such payments shall be applied solely towards the FTE costs set forth on Schedule 3.2. For the period from the Execution Date through the first such payment date, such amounts, to the extent they have not been paid before, shall be paid within ten
(10) days from the Effective Date.

        8.4 Research Plan Amendment. The Research Services Costs shall not be modified without the approval of both Corixa and GenQuest, regardless of whether any changes are made to the Research or Research Plan.

                                    ARTICLE 9
                                     EQUITY

                             [INTENTIONALLY OMITTED]


                                   ARTICLE 10
                                 CONFIDENTIALITY

        10.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other party pursuant to this

Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

               (a) was already known to the receiving party at the time of disclosure by the other party;

               (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party.

               (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

               (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing party not to disclose such information to others.

        10.2 Authorized Disclosure. Each party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a party makes any such disclosure of the other party's Confidential Information it shall give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, shall use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed. Each party may also disclose Confidential Information to (a) Third Parties with whom such party is actively engaging in discussions with respect to an agreement to sublicense or collaborate, or has agreed to sublicense or collaborate, on the research, development, marketing and sale of compounds or products, (b) Third Parties that have expressed bona fide interest in providing financing for such party, or (c) Affiliates; provided that such Third Party or Affiliate (as the case may be) agrees in writing to restrictions substantially similar to the restrictions set forth in Section 10.1 and that the party making such disclosure shall give periodic notice to the other party of the content of such disclosures. With respect to the preceding sentence, Corixa's right of disclosure relating to GenQuest Gene Discovery Methodologies shall be limited to patents and patent applications and shall not include the right to disclose Information relating thereto and GenQuest's right of disclosure relating to Corixa's Gene Discovery Methodologies shall be limited to patents and patent applications and shall not include the right to disclose Information relating thereto.

        10.3 Confidentiality Agreements with Employees. Each party will have each of their employees, consultants and officers execute an agreement with the other party regarding confidentiality and proprietary information of such other party in form and substance reasonably agreed by Corixa and GenQuest.

                                   ARTICLE 11
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

        11.1 Non-Gene Product Inventions Resulting from the Research Ownership and disclosure of all inventions and/or discoveries made during the Research that are not either Corixa Gene Products or GenQuest Gene Products shall be handled as set forth in this Section 11.1. During the Research Term, GenQuest shall promptly inform Corixa of all inventions and/or discoveries made during the Research and that are conceived, made or developed by employees or service providers of GenQuest, solely or jointly with employees or service providers of Corixa. During the Research Term, Corixa shall promptly inform GenQuest of all inventions and/or discoveries made during the Research and that are conceived, made or developed by employees or service providers of Corixa, solely or jointly with employees or service providers of GenQuest. Inventions and/or discoveries made during the Research shall be owned as follows:

               (a) Such inventions and/or discoveries (other than Gene Products) discovered or invented during the Research Term shall be owned by Corixa if invented solely by service providers or employees of Corixa. All patent applications and patents covering such discoveries or inventions shall be Corixa Research Patents (whether such patent applications were filed or patents were issued before or after the end of the Research Term).

               (b) Such inventions and/or discoveries (other than Gene Products) shall be owned by GenQuest if invented solely by service providers or employees of GenQuest. All patent applications and patents covering such inventions and/or discoveries shall be GenQuest Patents (whether such patent applications were filed or patents were issued before or after the end of the Research Term).

               (c) Such inventions and/or discoveries (other than Gene Products) shall be owned jointly by Corixa and GenQuest if invented jointly by or on behalf of service providers or employees of Corixa and GenQuest. All such patent applications and patents pertaining to jointly developed inventions and/or discoveries shall be Joint Patents (whether such patent applications were filed or patents were issued before or after the end of the Research Term). With respect to any subject matter that is owned jointly by Corixa and GenQuest hereunder, each party shall have the right to exploit and license the same (subject to the exclusive rights granted pursuant to this Agreement), without the consent of the other party and without any obligation to account to the other party.

        11.2 Gene Product Inventions Resulting from the Research. Gene Product inventions and/or discoveries made during the Research shall be owned as follows:

               (a) Such inventions and/or discoveries (including Gene Products) discovered or invented during the Research Term shall be owned by Corixa if invented solely by service providers or employees of Corixa. All patent applications and patents covering such discoveries or inventions shall be Corixa Gene Product Patents (whether such patent applications were filed or patents were issued before or after the end of the Research Term).

               (b) Such inventions and/or discoveries (including Gene Products) discovered or invented during the Research Term shall be owned by GenQuest if invented solely by service providers or employees of GenQuest or if invented jointly by or on behalf of Corixa and GenQuest by service providers or employees of Corixa and GenQuest. All patent applications and patents covering such inventions and/or discoveries shall be GenQuest Gene Product Patents (whether such patent applications were filed or patents were issued before or after the end of the Research Term)

        11.3 Grants to GenQuest.

               (a) Subject to all of the terms and conditions of this Agreement, including the licenses back to Corixa set forth in Sections 4.1(a) and 4.1(b), Corixa hereby grants to GenQuest a perpetual, royalty-free, worldwide, sublicensable, exclusive (even as to Corixa) license to Corixa Technology and Corixa's interest in Joint Patents for any use or purpose in the Territory; and provided further that Corixa expressly reserves the right to use such Corixa Technology and Joint Patents for research purposes in all fields, provided that such reservation of rights shall terminate in the GenQuest Exclusive Field on the date that is one (1) year after termination of the Research Term. The license set forth in this paragraph shall continue in perpetuity unless explicitly terminable pursuant to Section 14.5(b) or 14.6 of this Agreement.

               (b) Subject to all of the terms and conditions of this Agreement, Corixa hereby grants to GenQuest a perpetual, royalty-free, worldwide, sublicensable, exclusive (even as to Corixa) license to Corixa Gene Products and Corixa Gene Product Know-how invented or discovered during the Research for any use or purpose in the Territory outside the Corixa Exclusive Field; and provided further that Corixa expressly reserves the right to use such Corixa Gene Products and Corixa Gene Product Know-how for research purposes in all fields, provided that such reservation of rights shall terminate in the GenQuest Exclusive Field on the date that is one (1) year after termination of the Research Term. The license set forth in this paragraph shall continue in perpetuity unless explicitly terminable pursuant to Article 14 of this Agreement. The license grant set forth in this Section 11.3(b) does not include the right to any Corixa Gene Products or Corixa Gene Product Know-how invented or discovered after the Research Term.

        11.4 GenQuest Responsibility for Patent Filings. Except as set forth in the proviso to the next succeeding sentence, GenQuest shall diligently file, prosecute and maintain Corixa Research Patents, GenQuest Patents, Joint Patents, GenQuest Gene Product Patents and Corixa Gene Product Patents to effectively cover discoveries and inventions arising during the Research, and the Patent Costs incurred in connection with such filing, prosecution and maintenance shall be borne equally by GenQuest and Corixa. GenQuest shall use its best efforts to ensure that claims are filed and are issued in such Patents and that all such Patents are filed before any public disclosure to ensure the validity of such Patents; provided, however, that GenQuest shall have the right to choose not to file, prosecute and maintain Corixa Research Patents, GenQuest Patents and Joint Patents in any territory in the world, in which case GenQuest shall be subject to the notice and payment obligations set forth in Section 11.5 hereof. GenQuest shall give Corixa immediate notice of any decision to prepare a Patent relating to the Field, along with a list of all territories in which GenQuest intends to file such Patent. GenQuest shall provide Corixa with draft copies of all such Patents and related Patent prosecution documents and Corixa shall have, to the extent reasonably possible, thirty (30) days from the receipt of such drafts to comment. GenQuest shall confer with Corixa, and make reasonable efforts to adopt Corixa's suggestions regarding the prosecution of Patents relating solely to the Corixa Exclusive Field and the fields of adjuvants and infectious disease Vaccines. Notwithstanding the foregoing, GenQuest shall have the right to take such actions as are reasonably necessary, in its good faith judgment, to preserve the rights under Corixa Research Patents, GenQuest Patents and Joint Patents in the territories in which it has chosen to file. As soon as practical subsequent to any filing of a Patent or Patent prosecution document relating to the Field, GenQuest shall provide Corixa a copy of any such filing. In addition, GenQuest shall copy Corixa with any official action and GenQuest submissions in such Patents, including an English translation thereof. GenQuest shall have no obligation to file Corixa Gene Product Patents for Corixa Gene Products invented and/or discovered after the Research Term.

        11.5 Back-Up Rights. Should GenQuest determine not to file, prosecute, maintain or issue a Corixa Research Patent, GenQuest Patent or Joint Patent or related application for any invention related to the Corixa Exclusive Field in any particular country or jurisdiction in the Territory, it shall immediately grant any and all authority necessary to allow Corixa to timely file, prosecute, maintain and issue such a patent application or maintain such a patent in the Territory, with [***] of the related Patent Costs offset against royalties otherwise payable to GenQuest pursuant to Section 6 of this Agreement with respect to such Patent.

        11.6 Enforcement and Defense Rights.

               (a) With respect to infringement or defense of any of the Corixa Research Patents, GenQuest Patents, Corixa Gene Product Patents, GenQuest Gene Product Patents and Joint Patents, both inside and outside the Corixa Exclusive Field, for which GenQuest has taken filing responsibility pursuant to Section
11.4 hereof, GenQuest shall have the right to institute and prosecute any action or proceeding with respect to such infringement or defense. GenQuest shall have the right, in its discretion, to invite Corixa to participate in such action and if Corixa chooses to participate, the parties agree to cooperate equally in such action, with Corixa bearing [***] of the costs of such action. The parties shall consult regarding the institution, prosecution and control of any action or proceeding with respect to infringement or defense of any such Patents. In the event of sole enforcement and defense by GenQuest, [***]. In the event of shared enforcement and defense, [***].

               (b) With respect to infringement or defense of any of the Corixa Research Patents, GenQuest Patents and Joint Patents, both inside and outside the Corixa Exclusive Field, for which Corixa has taken filing responsibility pursuant to Section 11.5 hereof, Corixa shall have the sole right to institute and prosecute any action or proceeding with respect to such infringement or defense. Corixa shall use best efforts to protect any exclusivity granted to GenQuest pursuant to this Agreement. Corixa shall have the right, in its discretion, to invite GenQuest to participate in such action and if GenQuest chooses to participate, the parties agree to cooperate equally in such action, with GenQuest bearing [***] of the costs of such action. The parties shall consult regarding the institution, prosecution and control of any action or proceeding with respect to infringement or defense of any Corixa Research Patents, GenQuest Patents or Joint Patents. In the event of sole enforcement and defense by Corixa, [***]. In the event of shared enforcement and defense, [***].

        11.7 Patent Costs. [Intentionally Omitted].

        11.8 Infringement of Third Party Patents.

               (a) If any Third Party asserts a claim of patent infringement against Corixa on account of Corixa's use, manufacture or sale of Products or GenQuest Gene Products in the Territory, Corixa shall promptly notify GenQuest of the existence and details of such claim. Subject to the terms of any Third Party Agreements, GenQuest shall at its election choose and do one of the following: (i) negotiate with said Third Party for the right to have Corixa use, manufacture and/or sell Products or GenQuest Gene Products in the Corixa Exclusive Field in the Territory; or (ii) defend Corixa against such claim; or
(iii) should GenQuest not elect either (i) or (ii) above, GenQuest shall reasonably cooperate with Corixa in defending against such claim. In the event GenQuest elects (i) or (ii) above, Corixa shall reasonably cooperate with GenQuest.

               (b) If any Third Party asserts a claim of patent infringement against GenQuest on account of GenQuest's use, manufacture or sale of Corixa Gene Products in the Territory, GenQuest shall promptly notify Corixa of the existence and details of such claim. Subject to the terms of any existing Third Party Agreements, Corixa shall at its election choose and do one of the following: (i) negotiate with said Third Party for the right to have GenQuest use, manufacture and/or sell Corixa Gene Products in the Corixa Exclusive Field in Territory; or (ii) defend GenQuest against such claim; or (iii) should Corixa not elect either (i) or (ii) above, GenQuest shall reasonably cooperate with Corixa in defending against such claim. In the event Corixa elects (i) or (ii) above, GenQuest shall reasonably cooperate with Corixa.

                                   ARTICLE 12
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        12.1 Representations, Warranties and Covenants of Both Parties. Each of the parties hereby represents, warrants and covenants as follows:

               (a) This Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

               (b) Such party has not, and during the term of the Agreement shall not, grant any right to any Third Party relating to its respective technology in the Field which would abrogate the rights granted to the other party hereunder.

        12.2 Representations, Warranties and Covenants of GenQuest Except as set forth on Schedule 12.2 hereto (the "GenQuest Schedule of Exceptions"), GenQuest hereby represents, warrants and covenants as follows:


               (a) As of the Execution Date, except for rights granted to IDEC, GenQuest has not granted to any Third Party any rights or interests to the GenQuest Patents, GenQuest Gene Discovery Methodologies (including but not limited to the Fisher Methodology), GenQuest

Gene Product Know-how or the GenQuest Know-how. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereunder, requires GenQuest to obtain any permits, authorizations or consents from any governmental body or from any other body, person, form or corporation and such execution, delivery and consummation shall not result in the breach of or give rise to cause for termination of any agreement or contract to which GenQuest or its Affiliates may be a party. Neither GenQuest nor its Affiliates shall take any action after the Effective Date that would in any way restrict its legal right to grant to Corixa the rights and licenses contemplated under this Agreement.


               (b) As of the date hereof, except as otherwise known to Corixa, the Columbia License Agreement is in full force and effect and GenQuest is in compliance in all material respects with all of its material obligations thereunder; GenQuest has heretofore delivered to Corixa a true and complete copy thereof and there have been no amendments or modifications thereof. So as not to adversely affect Corixa rights hereunder or under the Columbia License Agreement, GenQuest agrees during the term of this Agreement not to take any actions to terminate or restrict its rights under the Columbia License Agreement and to discharge all of GenQuest's material obligations and responsibilities thereunder, including, without limitation, making all required payments thereunder. In the event GenQuest shall receive any notice of default under the Columbia License Agreement, GenQuest shall promptly notify Corixa.

               (c) GenQuest has not, and to GenQuest's best knowledge without having undertaken any special investigation, Columbia University has not, received any notice of infringement of or conflict with the patents or other proprietary rights of Third Parties with respect to the GenQuest Technology.

               (d) GenQuest has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of any GenQuest Technology and GenQuest has no knowledge of any continuing infringement by any Third Party of any of any GenQuest Technology. No GenQuest Technology is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by GenQuest or restricting the licensing thereof by GenQuest. None of the Information of GenQuest, the value of which to GenQuest is contingent upon maintenance of the confidentiality thereof, has been disclosed by GenQuest other than to employees, representatives and agents of GenQuest all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to GenQuest.

               (e) GenQuest will use its best efforts to make available and deliver to Corixa all materials necessary or useful for Corixa to carry out its obligations under the Research Plan as determined by the Research Management Committee, within ten (10) days after the Research Management Committee so determines. Corixa may request such materials by making such request to the Research Management Committee and the Research Management Committee shall promptly make a determination related thereto. [***].

               (f) To GenQuest's best knowledge, set forth on Exhibit 1.24 hereto are all patents and/or patent applications existing as of the Effective Date and relating to the methodology for discovering genes that is the subject of the [***] License Agreement. GenQuest will update such Exhibit 1.24 within thirty (30) days of the Effective Date with all additional patent and/or patent applications relating to such methodology, and thereafter from time to time during the Research Term, such that Exhibit 1.24 at all times contains a complete listing of all such patents and/or patent applications.

               (g) To GenQuest's best knowledge, set forth on Exhibit 12.2(g) hereto is a listing of all GenQuest Gene Products existing as of the Effective Date.

        12.3 Representations, Warranties and Covenants of Corixa. Except as set forth on Schedule 12.3 hereto (the "Corixa Schedule of Exceptions"), Corixa hereby represents, warrants and covenants as follows:

               (a) Corixa has not granted to any Third Party any rights or interests to the Existing Corixa Patents or the Existing Corixa Know-how. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereunder, requires Corixa to obtain any permits, authorizations or consents from any governmental body or from any other body, person, form or corporation and such execution, delivery and consummation shall not result in the breach of or give rise to cause for termination of any agreement or contract to which Corixa or its Affiliates may be a party. Neither Corixa nor its Affiliates shall take any action after the Effective Date that would in any way restrict its legal right to grant to GenQuest the rights and licenses contemplated under this Agreement.

               (b) Corixa has not received any notice of infringement of or conflict with the patents or other proprietary rights of Third Parties with respect to the Corixa Technology.

               (c) Corixa has not, and to Corixa's best knowledge without having undertaken any special investigation, no licensor to Corixa under any existing Third Party Agreement has, received any notice of infringement of or conflict with the patents or other proprietary rights of Third Parties with respect to the Existing Corixa Technology.

               (d) Corixa has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of any Corixa Technology or Existing Corixa Technology and Corixa has no knowledge of any continuing infringement by any Third Party of any of any Corixa Technology or Existing Corixa Technology. No Corixa Technology or Existing Corixa Technology is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by Corixa or restricting the licensing thereof by Corixa. None of the Corixa Know-how or Existing Corixa Know-how , the value of which to Corixa is contingent upon maintenance of the confidentiality thereof, has been disclosed by Corixa other than to employees, representatives and agents of Corixa all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to GenQuest.

               (e) Corixa shall use reasonable commercial efforts to cause each employee, officer and consultant of Corixa to execute a Proprietary Information and Inventions Agreement in the form provided to GenQuest.


               (f) Prior to the expiration of Corixa's royalty obligations to GenQuest under Sections 6.1(a) and 6.1(c) of this Agreement, Corixa shall not enter into any amendment of the CellPro Agreement which reduces the royalty percentage payable to Corixa from CellPro pursuant to Section 6.1 of such CellPro Agreement.

               (g) To Corixa's best knowledge, set forth on Exhibit 1.19 hereto are all patents and/or patent applications and/or disclosures within the Control of Corixa as of the Execution Date and relating to the subject matter of such patents and/or patent applications and/or disclosures with respect to the GenQuest Exclusive Field.

               (h) Corixa will use its best efforts to make available and deliver to GenQuest all materials in Corixa's Control that are necessary or useful for GenQuest to carry out its obligations under the Research Plan, as determined by the Research Management Committee, within ten (10) days after the Research Management Committee so determines. GenQuest may request such materials by making such request to the Research Management Committee and the Research Management Committee shall promptly make a determination related thereto.


               (i) During the Research Term, Corixa will not enter into any corporate partnering or collaborative relationships except those that have as their primary research focus at Corixa work outside the GenQuest Exclusive Field. In negotiating such collaborations, Corixa will ensure that any Corixa Gene Products invented during the course of research conducted under such collaboration will be licensed to GenQuest for the GenQuest Exclusive Field.

               (j) During the Research Term, Corixa may specifically enter into corporate partnering or collaborative relationships that have as an aspect of the relationship genomics work; provided, however, that the primary focus of such relationship is to discover and/or develop products within the Corixa Exclusive Field. Otherwise, corporate partnering and collaborative relationships that are focused upon cancer genomics shall first be offered to GenQuest; provided that if GenQuest does not agree within 90 days to conduct such work on reasonable terms and conditions, then Corixa shall be free to enter into such corporate partnering or collaborative relationships with Third Parties for cancer genomics; provided further that Corixa will use its best efforts to ensure that any agreement negotiated provides that any Corixa Gene Products invented during the course of research conducted under such collaboration will be licensed to GenQuest for the GenQuest Exclusive Field.

               (k) Except items described in Exhibit 1.9 hereto, the Existing Corixa Technology includes all technology owned by or licensed to Corixa as of the Execution Date that relates to cancer-associated genes, their gene products or the discovery thereof.

               (l) During the Research Term, Corixa agrees that in the event Corixa elects to conduct research with respect to cancer gene discovery within the Field and outside of the Research Plan on its own behalf ("Internal Corixa Gene Discovery Research"), such research shall be directed solely at applications within the Corixa Exclusive Field.

                                   ARTICLE 13
                          REPORTS, RECORDS AND PAYMENTS

        13.1 Sharing of Information. Subject to the time limitations set forth in the last sentence of this paragraph, beginning May 1, 1996, and every ninety
(90) days thereafter, the parties shall exchange written reports presenting a meaningful summary of the parties' activities pursuant to this Agreement, which reports shall include, at a minimum, a detailed description of (a) the Research and Information arising therefrom, (b) any Corixa Gene Product and Corixa Gene Product Know-how or GenQuest Gene Product and GenQuest Gene Product Know-how, as the case may be, invented and/or discovered by such party since the date of the last such report, including sequencing and methodology information related thereto, (c) all Information related to Corixa Gene Discovery Methodologies and GenQuest Gene Discovery Methodologies and (c) such other information the disclosing party reasonably believes the other party would find reasonably useful to carry out the goals of this Agreement. Each party shall provide the other with raw data in original form or a photocopy thereof for any and all work carried out in the course of the Research as reasonably requested by the other party. The reports required by this Section 13.1 shall be provided for the duration of the Research Term and one additional reporting period after the termination of the Research Term, except that Information with respect to Gene Products shall continue to be exchanged for the respective option terms set forth in Section 14.9.

        13.2 Records of Net Sales. Each of Corixa and GenQuest shall maintain complete and accurate records of Net Sales which are relevant to the payments to be made under this Agreement. Such records shall be open during reasonable business hours for a period of five (5) years from their creation for examination at the other party's expense and not more often than once each year by a certified public accountant selected by the examining party and reasonably acceptable to the party maintaining the records. Such accountant shall review the records for the sole purpose of verifying the accuracy of the calculations or payments made under this Agreement and such information shall be considered confidential under the terms of this Agreement. In the event the examination shows an underpayment of more than [***] for any calendar quarter examined due to an error on the part of the record-keeping party, such party shall pay the examining party the amounts underpaid, [***] of such amounts, and the cost of such examination.

        13.3 Records of Research Expenditures. Each of Corixa and GenQuest shall maintain complete and accurate records of expenditures for Research. Such records shall be open during reasonable business hours for a period of five (5) years from their creation for examination at the other party's expense and not more often than once a year by a certified public accountant selected by mutual agreement of the parties. Such accountant shall review the records for the sole purpose of verifying the accuracy of expenditures reported by the applicable party under this Agreement and such information shall be considered confidential under the terms of this Agreement.

        13.4 Publicity Review. The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon by the parties. Thereafter, GenQuest and Corixa shall jointly discuss and agree, based on the principles of this Section 13.4, on any statement to the public regarding this Agreement or any aspect of this

Agreement not covered by Section 13.5 below, subject in each case to disclosure otherwise required by law or regulation, including, without limitation, disclosure required by (i) order of a court, (ii) United States securities law filings in connection with public offerings or periodic reporting requirements or (iii) prosecution of patent applications. In such event, the disclosing party shall promptly notify the non-disclosing party of such disclosure as soon as practical after the disclosure. In the discussion and agreement referred to above, the principles observed by GenQuest and Corixa shall be: accuracy, the requirements for confidentiality under Article 10, the advantage a competitor of GenQuest or Corixa may gain from any public statements under this Section 13.4, the requirements of disclosure under any applicable securities laws, including those associated with public offerings, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to GenQuest and Corixa. The terms of this Agreement may also be disclosed to Third Parties with the consent of the other party, which consent shall not be unreasonably withheld so long as such disclosure is made for a legitimate business purpose and under the same confidentiality restrictions as set forth in Section 10.1 of this Agreement.

        13.5 Publications. Each party agrees that it shall not publish or present the results of studies carried out as part of the Research without the opportunity for prior review by the other party. Each party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented orally) covering information arising from the Research and not previously disclosed at least thirty (30) days prior to their intended submission for publication and such submitting party agrees, upon written request from the other party, not to submit such abstract or manuscript for publication or to make such presentation until the other party is given a reasonable period of time to secure patent protection for any material in such publication or presentation which it believes is patentable.

                                   ARTICLE 14
                   TERM AND TERMINATION; CERTAIN OPTION RIGHTS

        14.1 Term.

               (a) This Agreement shall commence as of the Effective Date and shall continue in effect unless otherwise terminated in accordance with the terms of this Article 14.

               (b) The Research Term shall have the duration set forth in
Section 1.42 of this Agreement and shall terminate in accordance therewith.

        14.2 Termination for Material Breach. If either party commits a Material Breach of this Agreement at any time, the non-breaching party may elect to terminate this Agreement at any time, as follows:

               (a) If Corixa elects to terminate under this Section 14.2, the licenses to GenQuest set forth in Section 4.2(a), 4.2(b) and 4.2(c) shall, at Corixa's option, immediately terminate and be of no further force or effect; provided, however, that (i) the license under Section 4.2(b) with respect to Corixa Gene Products invented and/or discovered during the Research shall remain in full force and effect, and (ii) the license under Section 4.2(c) with respect to Corixa Gene Discovery Methodologies invented and/or discovered during the Research shall remain in full force and effect. No other license grants to GenQuest under this Agreement shall be affected by termination under this
Section 14.2.



               (b) If GenQuest elects to terminate under this Section 14.2, (i) the licenses to Corixa set forth in Section 4.1(a) and Section 4.1(b) shall, at GenQuest's option, immediately terminate and be of no further force or effect, and (ii) all licenses granted to GenQuest under this Agreement shall be expanded beyond the GenQuest Exclusive Field and shall include exclusive rights in the field of infectious disease, excluding all infectious disease Vaccines. No other license grants to Corixa under this Agreement shall be affected by termination under this Section 14.2.



               (c) In addition, upon the request of the non-breaching party, an Arbitrator appointed in accordance with Section 15.5 shall have the authority, after taking into account the circumstances leading to the Material Breach in question, to reduce (but in no event increase) any royalty obligation payable to the breaching party under this Agreement to an amount not lower than half the royalty payable if the Material Breach had not occurred.


               (d) In the event that Corixa terminates under this Section 14.2 as a result of a Material Breach by GenQuest, GenQuest's remaining payment obligations under Article 8 herein up to the date of termination shall become immediately due and payable. Within thirty (30) days of such Material Breach, GenQuest shall make a one-time lump sum cash payment to Corixa equal to such amounts not previously paid to Corixa pursuant to Article 8. In the event that GenQuest terminates under this Section 14.2 as a result of a Material Breach by Corixa, GenQuest's obligations under Article 8 herein shall terminate.

               (e) Notwithstanding the foregoing, in the event a party disputes the occurrence of a Material Breach, the other party's right to terminate this Agreement under Section 14.2 above shall be stayed until it has been determined in accordance with Section 15.5 below that such Material Breach in fact occurred and the breaching party has failed to cure such breach within sixty (60) days after such determination.

               (f) This Section 14.2 shall not be construed so as to limit the remedies of either party with respect to breaches of this Agreement by the other party of terms of this Agreement that do not constitute a Material Breach, nor to limit any other remedies available to the parties under applicable law with respect to such Material Breach.

        14.3 Termination for Bankruptcy. Either party may terminate this Agreement with notice if the other party makes an assignment of substantially all of its assets for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within one hundred eighty (180) days after the filing thereof. The party terminating this Agreement under this
Section 14.3 may, at such party's option, terminate any license granted under this Agreement to the other party which constitutes a sublicense under any Existing Third Party Agreement.

        14.4 Termination by GenQuest. GenQuest shall have the right to terminate the Research Term within thirty (30) days after December 31, 1997, if the scientific objectives set forth in the Research Plan for the period ended December 31, 1997 have not been met. Termination under this Section shall be deemed to be a "Fundamental Change" under the Call Option Agreement.

        14.5 Termination by Corixa Corixa shall have the right to terminate the Research Term within thirty (30) days after December 31, 1997, if the scientific objectives set forth in the Research Plan for the period ended December 31, 1997 have not been met. Termination under this Section shall be deemed to be a "Fundamental Change" under the Call Option Agreement.

        14.6 Surviving Rights. Except with respect to the survival of licenses granted under Article 4 and Section 11.3, which shall survive as set forth in Sections 14.2, 14.3, 14.4, 14.5 and 14.6, the obligations and rights of the parties under Articles 6, 7, 8, 10, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 12, 15
and 16, and Sections 13.2, 13.4 and 13.5 of this Agreement shall survive termination. In addition, any sublicense granted to a Third Party pursuant to this Agreement shall survive termination of this Agreement for any reason, provided that the sublicensee thereunder agrees in writing to be bound by the applicable provisions of Articles 6, 7, 10, 15 (other than Section 15.5) and 16, and Sections 4.7, 11.6 and 13.2, of this Agreement.

        14.7 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

        14.8 Certain Option Rights.

               (a) GenQuest hereby grants to Corixa an exclusive option (the "Corixa Option"), exercisable at any time from the Effective Date until ninety
(90) days after the date one (1) year after termination of the Research Term to acquire the license set forth in Section 4.1(b) hereof with respect to any GenQuest Gene Products discovered or invented prior to the expiration of such one (1) year period. For so long as such Corixa Option remains in effect, prior to entering into negotiations with any Third Party with respect to a collaboration covering any particular GenQuest Gene Product, GenQuest shall notify Corixa of its intention to enter into such negotiations. The Corixa Option with respect to such GenQuest Gene Product shall terminate thirty (30) days after Corixa's receipt of such notice from GenQuest if not exercised by Corixa prior to the expiration of such thirty (30) day period.

               (b) Corixa hereby grants to GenQuest an exclusive option (the "GenQuest Option"), exercisable at any time from the Effective Date until ninety
(90) days after the date one (1) year after termination of the Research Term, to acquire the license set forth in Section 4.2(b) hereof with respect to any Corixa Gene Products discovered or invented prior to the expiration of such one
(1) year period. For so long as such GenQuest Option remains in effect, prior to entering into negotiations with any Third Party with respect to a collaboration covering any particular Corixa Gene Product, Corixa shall notify GenQuest of its intention to enter into such negotiations. The GenQuest Option with respect to such Corixa Gene Product shall terminate thirty (30) days after GenQuest's receipt of such notice from Corixa if not exercised by GenQuest prior to the expiration of such thirty (30) day period.

                                   ARTICLE 15
               INDEMNIFICATION AND LIMITATIONS; DISPUTE RESOLUTION

        15.1 Indemnification by Corixa. Corixa shall indemnify and hold GenQuest harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any claim of bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Product by Corixa, or (b) due to the negligence or willful misconduct of Corixa or its employees or agents.

        15.2 Indemnification by GenQuest. GenQuest shall indemnify and hold Corixa harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any claim of bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Product by GenQuest or (b) due to the negligence or willful misconduct of GenQuest or its employees or agents.

        15.3 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER GENQUEST NOR CORIXA SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS; OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES. NEITHER GENQUEST NOR CORIXA SHALL HAVE

ANY LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND THEIR RESPECTIVE REASONABLE CONTROL.

        15.4 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO ALL OF THE FOREGOING.

        15.5 Dispute Resolution. No arbitration with reference to this Agreement shall arise until the procedures set forth in this Section 15.5 have been satisfied. In the event of any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either party under this Agreement, either party may at any time provide the other party written notice specifying the terms of such disagreement in reasonable detail. As soon as practicable after receipt of such notice, the Chairman of the Board of Directors of GenQuest and the Chairman of the Board of Directors of Corixa shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement. They shall engage in discussions and/or negotiations for a period of up to thirty (30) days in an effort to resolve the disagreement or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the parties may be fully informed with respect to the issues in dispute.

               The commencement of JAMS (as defined below) dispute resolution procedures to resolve such disagreement may occur only after the earlier of: (a) the mutual agreement of the Chairman of the Board of Directors of GenQuest and the Chairman of the Board of Directors of Corixa that resolution of such disagreement through continued negotiation is not likely to occur, or (b) following expiration of the thirty (30) day negotiation period. Thereafter, either party may seek to resolve such disagreement by initiating an Alternative Dispute Resolution ("ADR") in which the Judicial Arbitration and Mediation Services ("JAMS"), Seattle, Washington shall select the arbitrator ("Arbitrator") as provided herein. If JAMS is not in existence at the time of such dispute the American Arbitration Association, Seattle, Washington shall be substituted.

               (a) Selection of Arbitrator. An ADR shall be initiated by a party by sending written notice thereof to the other party and JAMS, which notice shall state the issues to be resolved. Within ten (10) business days after receipt of such notice, the other party may, by sending written notice to the initiating party and JAMS, add issues to be resolved. Within twenty (20) business days after the date of the original ADR notice, JAMS shall nominate to the parties at least five (5) qualified nominees from JAMS' panel. The parties shall have five (5) business days after the receipt of such nominations to agree on a Arbitrator or, failing to agree, to rank-order their preferences with the most preferred being given the lowest number, and mail the rank-order to JAMS. JAMS shall notify the parties of their selection. If all nominees are unacceptable to a party, the procedure shall be repeated and, if the parties cannot select an Arbitrator the second time, JAMS shall select the Arbitrator.

               (b) Arbitrator With Special Expertise. In the event of a dispute between the parties relating to the calculation of any royalties or the amount of other consideration payable under this Agreement, then, in addition to the procedure set forth in the previous subsection, the Arbitrator shall (i) be a partner or full member of an internationally recognized certified public accounting firm which is not an auditing firm for either party and has not provided material services to either party during the last two (2) year period prior to the date of ADR initiation and (ii) have a meaningful biotechnology science and industry background.

               (c) ADR Hearing. The Arbitrator shall hold a hearing to resolve the issues within sixty (60) business days after selection. The location of the hearing shall be Seattle, Washington. Each party may be represented by counsel. The Arbitrator shall have sole discretion regarding the admissibility of evidence and conduct of the hearing. At least five (5) business days prior to the hearing, each party shall submit to the other party and the Arbitrator a copy of all exhibits on which such party intends to rely at the hearing, a pre-hearing brief (up to thirty (30) pages) and a proposed disposition of the dispute (up to five (5) pages). The proposed disposition shall be limited to proposed rulings and remedies on each issue, and shall contain no argument on or analysis of the facts or issues; provided, however, that the parties shall not present proposed monetary remedies. Within five (5) business days after close of the hearing, each party may submit a post-hearing brief (up to five (5) pages) to the Arbitrator.

               (d) ADR Ruling: Fees and Expenses. The Arbitrator shall render a disposition on the proposed rulings as expeditiously as possible after the hearing, but not later than fifteen (15) business days after the conclusion of the hearing. The Arbitrator shall rule on each issue and shall adopt in its entirety the proposed ruling of one of the parties on each issue. In the circumstance where the Arbitrator rules for a party on a claim in the form of a claim for monetary damages, the parties shall then submit a proposed remedy within ten (10) days of notice of the ruling. The proposed remedy may be accompanied by a brief in support of the remedy not to exceed five (5) pages. The Arbitrator shall rule on and adopt one of the proposed remedies within ten
(10) days of their submission. The Arbitrator's disposition shall be final and not appealable, except that either party shall have the right to appeal such disposition on the basis it was affected by fraud or bad faith in connection with the ADR proceedings. The reasonable fees and expenses of the Arbitrator, as well as the standard charges of JAMS for its assistance, shall be borne by the parties as determined by the Arbitrator, who shall, in making such determination, take into account the equities and disposition of the proceedings. A judgment on the Arbitrator's disposition may be entered in and enforced by any court having jurisdiction over the parties.

               (e) JAMS Rules. Except as otherwise provided in this Section 15.5, JAMS Rules shall be used in connection with the ADR.

               (f) Notwithstanding anything to the contrary in this Section 15.5, either Corixa or GenQuest may, on good cause shown in the event such party reasonably believes that it otherwise will suffer irreparable injury, seek a temporary restraining order and/or preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the Arbitrator.

                                   ARTICLE 16
                                  MISCELLANEOUS


        16.1 Assignment to Non-Affiliates: Sale or Merger. Neither party may assign its rights or obligations under this Agreement except as expressly provided elsewhere in this Agreement or in accordance with the remainder of this paragraph. Either party may assign its rights or obligations under this Agreement in connection with the sale of all or substantially all of the assigning party's related business. This Agreement shall survive any merger of either party with or into another party and no consent shall be required hereunder; provided, that in the event of such merger, no intellectual property rights of the Third Party that is a party to the merger or its Affiliate shall be included in the GenQuest Technology or the Corixa Technology, as applicable, to the extent that such intellectual property rights were Controlled by the Third Party or its Affiliate prior to the merger, or are created outside the Research Plan by personnel who were not employees of GenQuest or Corixa, respectively, prior to the merger. Following the Put Option Expiration under the Put/Call Agreement after an assignment of this Agreement by Corixa, GenQuest may upon notice to Corixa terminate the Research Term, in which case the Research Term shall be deemed to end for all purposes of this Agreement upon Corixa's receipt of such notice.

        16.2 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party, provided that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided further, however, in no event shall a party be required to settle any labor dispute or disturbance.

        16.3 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

        16.4 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "GenQuest" or "Corixa" or any other trade name or trademark of the other party in connection with the performance of this Agreement, and no tradename or trademark of either party may be used in any form by the other party or such party's Affiliates or sublicensees without prior written consent.

        16.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered (i) personally, (ii) by facsimile transmission (receipt verified), (iii) by registered or certified mail (return receipt requested), postage prepaid, or (iv) sent by express courier service (receipt verified), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

               If to GenQuest, addressed to:

               GenQuest, Inc.

               c/o Frazier & Company
               601 Union Street
               Two Union Square, Suite 2110
               Seattle, WA  98101
               Attention:  Alan Frazier
               Telephone:  (206) 621-7200
               Facsimile:  (206) 621-1848

               If to Corixa, addressed to:

               Corixa Corporation.
               1124 Columbia St.
               Suite 464
               Seattle, WA  98104
               Attention:  Chief Operating Officer
                           Corporate Counsel
               Telephone:  (206) 667-5711
               Telecopy:   (206) 667-5715

               With Copies to:

               Venture Law Group
               4750 Carillon Point
               Kirkland, WA 98033
               Attention:  William W. Ericson
               Telephone:  (206) 739-8700
               Facsimile:  (206) 739-8750

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA 94304-1050
               Attention:  Kenneth Clark
               Telephone:  (415)  493-9300
               Facsimile:  (415) 493-6811

               Rosner Bresler Goodman & Bucholz
               521 5th Avenue
               New York, NY 10175
               Attention:  Andrew J. Goodman
               Telephone:  (212) 661-2150
               Facsimile:  (212) 949-6131

        16.6 Governing Law. This Agreement shall be governed by the laws of the State of Washington as such laws are applied to contracts entered into and to be performed within such state notwithstanding the provisions governing conflict of laws under such laws to the contrary. The parties hereby submit to the exclusive jurisdiction of the United States District Court for the Western District of Washington.

        16.7 Waiver. All waivers must be in writing signed by authorized representatives of both parties. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

        16.8 Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the parties hereto covenant and agree to renegotiate for a period of ninety (90) days after such provision is held to be invalid or unenforceable, any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

        16.9 Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements and understandings between the parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

        16.10 Certain Legal Fees. The parties will share legal expenses incurred in connection with the drafting and negotiation of this Agreement in a manner to be determined in good faith by the parties within a reasonable time after the Execution Date.


        16.11 Waiver of Conflicts. Each party to this Agreement acknowledges that Venture Law Group ("VLG") is general corporate counsel for Corixa and has represented Corixa with respect to the negotiations of, and the transactions contemplated by, this Agreement, the Administrative Services Agreement and the Call Option Agreement, and that VLG has in the past performed and may continue to perform legal services for certain investors in GenQuest (the "Investor") and for GenQuest in matters unrelated to the transactions described in this Agreement, including the representation of certain Investors in venture capital financings and other matters and the representation of GenQuest in certain transactions and general corporate matters. In addition, VLG has been requested to, and has agreed to, provide a legal opinion with respect to certain legal matters regarding the transactions contemplated by GenQuest's Series B Preferred Stock Purchase Agreement dated as of the date hereof (the "Opinion"). Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure, and (b) gives its informed written consent to (i) VLG's general corporate representation of Corixa, (ii) VLG's representation of certain of the Investors in such unrelated matters, (iii) VLG's representation of GenQuest with respect to the negotiation of, and the transactions contemplated by, GenQuest's Series B Preferred Stock Purchase Agreement dated as of the date hereof, GenQuest's Amended and Restated Investor's Rights Agreement dated as of the date hereof, GenQuest's Second Amended and Restated Certificate of Incorporation and the Amendment and Termination Agreement dated as of the date hereof, (iv) VLG's provision of the Opinion and the representation of GenQuest in certain unrelated transactions and general corporate matters, (v) VLG's representation of Corixa with respect to the negotiation of, and the transactions contemplated by, this Agreement, the Administrative Services Agreement, the Put/Call Agreement and GenQuest's Amended and Restated Voting Agreement dated as of the date hereof, and (vi) VLG's provision of services for GenQuest through GenQuest's relationship with Corixa, as set forth in this Agreement, the Administrative Services Agreement and the Put/Call Agreement. Each party to this Agreement further acknowledges that it has had the opportunity to confer with legal counsel of its choice in connection with the transactions contemplated hereby.

               IN WITNESS WHEREOF, the parties have executed this Amended and Restated License and Research Collaboration Agreement in duplicate originals by their proper officers as of the date and year first above written.


GENQUEST, INC.


By: /s/ IVOR ROYSTON
    --------------------------------
    Ivor Royston
    Chairman of the Board of Directors


CORIXA CORPORATION


By: /s/ STEVEN GILLIS
    --------------------------------
    Steven Gillis
    President and Chief Executive Officer

                                    Exhibit A

                   AMENDED AND RESTATED CALL OPTION AGREEMENT


                        See Exhibit 10.24 filed herewith

                        Exhibit 4.4(a)

                To the Amended and Restated License and
                   Research Collaboration Agreement

                   EXISITING THIRD PARTY TECHNOLOGY

1. License Agreement, dated as of November 11, 1994, between University of Pittsburgh of the Commonwealth System of Higher Education and Corixa Corporation.

2. Exclusive License Agreement, dated as of June 12, 1995, between the University of Washington and Croixa Corporation.

3. Exclusive License Agreement, dated as of June 12, 1995, between the Washington Research Foundation and Corixa Corporation.

4. License Agreement, dated as of November 20, 1995, between Health Research, Inc. and Corixa Corporation.

5. Agreement for Collaborative Research with Commercial Sponsers, dated as of March 1, 1995, between Health Research, Inc. and Corixa Corporation.

6. Research Agreement, dated as of November 11, 1994, between the University of Pittsburgh of the Commonwealth System of Higher Education, as amended March 8, 1995.